News Release

LCA-Vision New Excimer Laser Strategy to Reduce
Operating Expenses in Excess of $3 Million Annually

CINCINNATI (March 10, 2009) – LCA-Vision Inc. (NASDAQ: LCAV) today announced that following a rigorous clinical comparison of excimer laser platform technologies, the Company has finalized plans to reduce the number of platforms at each of its LasikPlus® vision centers from three to two.  The Company expects this will reduce annual operating expenses in excess of $3 million when the program is implemented fully no later than the end of the third quarter of 2009.  New agreements with equipment manufacturers will also provide sufficient cash to allow LCA-Vision to retire $2.1 million of capital lease obligations immediately and will fund additional cash to its balance sheet by the end of the third quarter.  The Company expects to begin implementing the program later this month.  The Company expects this program to result in a significant reduction in operating expenses and improvement of its already strong balance sheet.

Under the plan, LCA-Vision will standardize excimer treatment platforms through five-year relationships with Abbott Medical Optics Inc., (AMO) (formerly Advanced Medical Optics, Inc.) for the VISX Star S4 IR® excimer laser and Alcon Laboratories, Inc. for the ALLEGRETTO WAVE® Eye-Q 400Hz excimer laser.  LasikPlus® vision centers will continue to offer the same broad spectrum of treatment options that includes standard treatment, a custom wavefront guided treatment and an optimized treatment, as well as the IntraLase® femotsecond technology.

“We are capitalizing on an opportunity afforded by advancements in excimer laser platforms, which allow us to reduce the number of lasers per center and lower costs while ensuring our continued ability to achieve industry-leading clinical outcomes,” said Steven C. Straus, Chief Executive Officer of LCA-Vision.  “Importantly, we made this decision following a first-of-its-kind, rigorous contralateral prospective randomized study, comparable to an FDA clinical study.   The study was performed in multiple LasikPlus® vision centers by members of our Medical Advisory Board with the assistance of an outside research specialist.  All excimer lasers tested in the study performed well, and our decision was influenced by the economics negotiated with individual manufacturers and savings associated with supporting fewer platforms.  Although our LasikPlus® vision centers will continue to offer multiple excimer laser platforms and the most sophisticated excimer and femtosecond technology available today – an important differentiation factor in our industry – the implementation of this plan will have a significant positive impact on our balance sheet and bottom line.”

Speaking on behalf of the Medical Advisory Board, Lewis Groden, M.D., of Tampa, Fla., said, “We are confident that reducing the number of excimer lasers in each LasikPlus® vision center from three to two will have virtually no impact on the patient experience or clinical outcome.  My surgeon colleagues and I looked carefully at various laser platforms and comparative data, and we are delighted that this program is being implemented companywide.  It will continue the LasikPlus® tradition of providing the finest patient care while maintaining a key LasikPlus® competitive advantage by offering multi-laser options.”

Straus added, “We are partnering with two premier ophthalmic companies committed to remaining at the forefront of the refractive industry with a commitment to the U.S. market.  We believe these relationships further solidify LCA-Vision’s position as a leader in refractive eye care in the U.S.  In addition, as we expand our business model to include premium intraocular lenses and other vision-related services, we will continue to utilize resources at Bausch and Lomb, AMO and Alcon.”

Forward-Looking Statements  This news release contains forward-looking statements, such as “the Company expects to reduce annual operating expenses in excess of $3 million when the program is implemented fully,” based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; the acceptance rate of new technology, and our ability to successfully implement new technology on a national basis; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; legal or regulatory action against us or others in the laser vision correction industry; our ability to profitably operate vision centers and retain qualified personnel during periods of lower procedure volumes; the relatively high fixed cost structure of our business; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings which will depend on a number of factors, including the worsening consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends. In addition, an ongoing FDA study about post-Lasik quality of life matters could impact negatively the acceptance of Lasik. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included herein, whether as a result of new information, future events or circumstances, or otherwise. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including, but not limited to, our reports on Forms 10-K, 10-Q and 8-K.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 75 LasikPlus® fixed-site laser vision correction centers in 32 states and 57 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

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For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100